Exhibit 20.4  Amendment to License Agreement by and between Biotherapeutics, Inc. and Nutra Pharma Corp. dated November 11, 2003

AMENDMENT TO LICENSE AGREEMENT

This amendment is made and entered into on the 11th day of November, 2003, by and between Biotherapeutics, Inc., a Florida corporation having a principal place of business at 1350 NW 69th Avenue, Suite One, Plantation, FL, hereinafter referred to as LICENSOR and Nutra Pharma Corp., a California corporation having a principal place of business at 485 Martin Lane, Beverly Hills, CA, hereinafter referred to as LICENSEE.

WHEREAS, the parties have entered into a certain License Agreement executed and effective as of October 3, 2003, and

WHEREAS, the parties now seek to amend certain terms of the License Agreement in the manner below,

NOW, THEREFORE, it is agreed that:

The following language shall be added to existing Section 1.1 of the License Agreement:

The parties acknowledge that LICENSEE will own the invention, if any, and related patent application to be prepared and filed in accordance with Section 2.4 below, and that LICENSOR is only licensing what rights it may have, if any, regarding the methods of delivery, that being the foaming composition and skin protectant product.

Section 3.1 is replaced in its entirety with the following:

The nonexclusive license contemplated above will not be sublicensable or transferable by LICENSEE to a third party, in whole or in part, including by act or deed of any Party hereto or by operation of law, or by order of court, bankruptcy, receivership or insolvency, with the sole exceptions being those delineated below.  The license can be exercised solely with personnel, technology and related patent rights that are developed in good faith by or on behalf of LICENSEE itself, and that are not themselves subject to a claim of misappropriation or wrongful conduct by LICENSOR.

The Parties hereto have entered into this Agreement in contemplation of personal performance by LICENSEE, and intend that the license and rights granted hereunder no be extended to any other entity except as specifically provided below.

The license granted herein can be divided as between the ozonated cobratoxin product and related intellectual property (“Product A”) and the delivery vehicles for the wound healing product and related intellectual property (“Product “B”), as each are contemplated herein, but can not be further or again divided within either Product A or B, by either LICENSEE or its permitted transferees, for instance, as between MS HIV with respect to the cobratoxin.

LICENSEE can transfer its entire rights to product A or product B by licensee to any operating subsidiary of LICENSEE, provided that said license is exclusive, with respect to all LICENSEE’s rights and obligations with regard to the respective Product(s) to a third party that acquires the entire business of LICENSEE (or the operating subsidiary, as applicable) to which the Product(s) relates, in a manner such that LICENSEE or operating subsidiary remains a discrete legal entity therewithin, provided in any case that

a)

each transferee agrees in writing to be bound by the terms of this Agreement and all documentation relating to such transfer is provided to LICENSOR together with prior written notice of the intended transfer, and

b)

no rights in or to the Product A or B, as applicable, are retained by LICENSEE or the operating subsidiary, as applicable.

No transfer under this agreement will be deemed to materially or adversely affect LICENSOR’s rights hereunder, and instead, LICENSOR shall have the same rights as to any such subsidiary or third party transferee as LICENSOR has with respect to LICENSEE, including the right to receive advance notice of any proposed transfer.

Neither LICENSEE or any subsequent transferee will be permitted to sublicense any rights provided or transferred hereunder.

No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party has under this Agreement, and any transfer not in accordance with this paragraph shall be void.

For purposes of this Section 3.1, an operating subsidiary is defined as any entity in which LICENSEE holds 26% (twenty six percent) or more of the voting stock or voting power.

IN WITNESS WHEREOF, each of the parties have executed this Amendment to License Agreement on the date indicated below.

NUTRA PHARMA CORP.

November 12, 2003

/s/Zirk Engelbrecht

_____________________

November 12, 2003

BIO THERAPEUTICS, INC.

/s/ Susanne Mudschenk, CEO